EXHIBIT 99.1

FNB Corp. Announces Second Quarter Results; FNB Board Reauthorizes Stock Buyback Program

    ASHEBORO, N.C.--(BUSINESS WIRE)--July 28, 2004--FNB Corp. (NASDAQ:
FNBN), the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company, today announced its financial results for the second quarter of 2004. Net income for the second quarter decreased to $116 Thousand, or $.02 per diluted share, from $2.680 Million, or $.45 per diluted share, in the same period of 2003. For the first six months of 2004, net income was $2.068 Million, or $.35 per diluted share, compared to $4.942 Million, or $.85 per diluted share, in the same period last year.
    At June 30, 2004, total assets were $833,237,000, an increase of 3.0% from June 30, 2003, loans were $613,673,000, an increase of 9.4%, and deposits were $619,500,000, an increase of 4.1%. Return on average equity on an annualized basis for the first six months of 2004 was 4.98%, and return on average assets was .51%. Return on tangible equity and assets (calculated by deducting average goodwill from average equity and from average assets) amounted to 6.21% and .52%, respectively.
    The merger of Dover Mortgage Company with FNB Corp., effective April 1, 2003, was accounted for as a purchase business combination and, accordingly, there was no restatement of prior period financial information.
    Net interest income decreased $69,000 or 1.0% in the second quarter of 2004 compared to the same period in 2003 and $294,000 or 2.2% in comparing six-month results, as a result of the continuation of historically low interest rates produced by the Federal Reserve's stimulative monetary policy. Increases in short term rates created by the Fed's tightening move on June 29, 2004 should have a positive effect on the yields of earning assets starting in the third quarter. The net interest margin, negatively affected by the current level of interest rates and further impacted by structural changes in the balance sheet as a result of acquisitions, amounted to 3.78% on a taxable equivalent basis in the first six months of 2004 compared to
3.98 % in the same period of 2003.
    Noninterest income decreased $2,518,000 or 46% in the second quarter of 2004 compared to the same period of 2003 and $1,681,000 or 20% in comparing year-to-date results, due primarily to the slowdown in mortgage refinancing activity and due to the effect on Dover Mortgage Company results from an SEC-mandated accounting change related to the mortgage banking industry which became effective in April of 2004. Gains for the subsidiary banks in the level of income from fee and service charge income and wealth management and investment sales revenues partially offset the decline in mortgage banking revenues. Noninterest expense was $387,000 or 5.2% lower in the 2004 second quarter, reflecting the reduction in both Dover and banking subsidiary mortgage banking operations, and $697,000 or 5.2% higher in the first six months of 2004, reflecting the Dover acquisition which was completed in the second quarter of 2003.
    FNB Chairman and President Michael C. Miller commented, "We obviously are not pleased with our earnings this quarter. As we had previously indicated at our Annual Shareholders' Meeting and in our public Form10-Q filing on May 10, 2004, FNB Corp. planned to make some special provisions to loan loss reserves in the second quarter based upon the identification of certain loans that were expected to be either wholly or partially charged off in an estimated range up to $2,500,000. In addition to this consideration, additional loan allowance provisions were made as a result of our positive loan growth."
    He continued: "We also implemented a required accounting change that affected mortgage operations by changing the timing for the recognition of certain income related to the sale of loans. The effect of this change in the second quarter was a non-cash reduction in income before income taxes of $356,000."
    "We have a solid business that can withstand this quarter's setbacks and build upon the positives within our franchise," stated Miller, noting that FNB had not diminished its regular quarterly dividend which was paid on July 20, 2004. "Our newest "Experience Retail" office opened in Laurinburg within the past month and the community reception has been outstanding. We are enjoying significant loan growth through our new banking markets in Greensboro and Concord, and we will continue to depend upon the strong efforts of the staffs of all our business operations to build a more successful company in the future."
    At June 30, 2004, the allowance for loan losses was $6,579,000, amounting to 1.10% of loans held for investment compared to 1.14% at December 31, 2003 and 1.17%% at June 30, 2003. The provision for loan losses recorded in the second quarter of 2004, reflecting previously disclosed charge-offs in both of our banking subsidiaries due to economic conditions, amounted to $2,780,000 in the second quarter of 2004 compared to $830,000 in the second quarter of 2003. For the first six months of 2004, the provision was $3,050,000 compared to $1,080,000 in the same period of 2003. As of June 30, 2004, nonperforming loans were $7,026,000 in total compared to $5,993,000 and $6,661,000 at December 31, 2003 and June 30, 2003, respectively. Nonaccrual loans and accruing loans past due 90 days or more amounted to $5,867,000 and $1,159,000, respectively at June 30, 2004,
$5,235,000 and $758,000 at December 31, 2003, and $4,564,000 and
$2,097,000 at June 30, 2003. There were no loans considered impaired as of June 30, 2004. Impaired loans totaled $1,963,000 and $71,000 as of December 31, 2003 and June 30, 2003, respectively.
    In other action to report, Miller announced that the FNB Corp. Board of Directors has renewed its authorization to repurchase up to 300,000 shares or approximately 5% of the Company's 5.64 Million outstanding shares during the period commencing August 1, 2004 and ending July 31, 2005. The purchases may be made from time to time in the open market or in privately negotiated transactions.
    FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. First National Bank and Trust (www.fnbnc.com) operates seventeen community offices in Archdale, Asheboro, Biscoe, Ellerbe, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Seagrove, Siler City, Southern Pines and Trinity and a loan production office in Greensboro. Rowan Bank (www.rowanbank.com) operates three community offices in China Grove, Kannapolis and Salisbury and a loan production office in Concord. Dover Mortgage Company (www.dovermortgage.com) operates seven mortgage production offices in Charlotte, Carolina Beach, Goldsboro, Greenville, Lake Norman, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, trust and wealth management and internet banking services. Deposits are insured by the Federal Deposit Insurance Corporation.
    FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN". Market makers for FNB Corp. stock are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.
    This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

                      FNB Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)


                          Three Months Ended        Six Months Ended
                               June 30,                 June 30,
                         2004          2003       2004           2003
                        ---------------------    ---------------------

SUMMARY OF OPERATIONS

Interest income:
 Loans              $    8,338   $    8,476     $  16,311   $  16,637
 Investment
  securities:
 Taxable income            860        1,358         1,796       2,941
 Non-taxable income        435          402           874         732
  Other                     46           86            75         185
                         -----        -----         -----       -----
  Total interest income  9,679       10,322        19,056      20,495
Interest expense         2,968        3,542         5,818       6,963
                         -----        -----         -----       -----
Net interest income      6,711        6,780        13,238      13,532
Provision for loan
 losses                  2,780          830         3,050       1,080
                         -----        -----         -----       -----
Net interest income
 after provision for
 loan losses             3,931        5,950        10,188      12,452
Noninterest income       2,934        5,452         6,534       8,215
Noninterest expense      7,054        7,441        14,151      13,454
                         -----        -----         -----       -----
Income (loss) before
 income taxes             (189)       3,961         2,571       7,213
Income taxes (benefit)    (305)       1,281           503       2,271
                         -----        -----         -----       -----
Net income         $       116   $    2,680    $    2,068  $    4,942
                         =====        =====         =====       =====

Per share data:
     Net income:
         Basic     $       .02   $      .48    $      .36  $      .89
         Diluted           .02          .45           .35         .85
     Cash dividends
      declared             .15          .14           .30         .28



                                    June 30,             December 31,
                                2004        2003             2003
                              -------------------       -------------
BALANCE SHEET INFORMATION

Total assets              $  833,237    $  808,782       $  773,245
Cash and due from banks       18,891        22,940           17,164
Investment securities        129,559       147,426          144,259
Loans                        613,673       561,167          551,913
Other earning assets          19,013        30,727            9,960
Goodwill                      16,335        16,343           16,325
Deposits                     619,500       595,192          597,925
Other interest-bearing
 liabilities                 126,296       125,429           86,721
Shareholders' equity          79,602        79,796           81,458

Per share data:
     Book value           $    14.12    $    14.11       $    14.32
     Closing market price      19.50         24.60            21.18


    FNB Corp. is the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. Dover was acquired effective April 1, 2003 under a merger transaction accounted for as a purchase business combination. Prior period financial information has not been restated. The presentation of certain income statement amounts for 2003 has been restated to conform with that in 2004. FNB Corp. stock is traded on the Nasdaq National Market System under the symbol "FNBN".

    Market makers for FNB Corp. stock are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, FIG Partners LLC, Ferris Baker Watts, Knight Securities, Ryan, Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.

    CONTACT: FNB Corp.
             Jerry A. Little, 336-626-8300